EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement") is hereby made and entered into by and among Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company ("Eagle International"), its parent, Eagle Bulk Shipping Inc., a Marshall Islands corporation (the "Company"), and Alexis P. Zoullas ("Executive," and together with the Company and Eagle International, the "Parties").

WHEREAS, Executive currently serves as President of Eagle International and Chief Operating Officer of the Company;

WHEREAS, Executive wishes to resign his employment with Eagle International and the Company (the "Separation") effective as of the Termination Date (as defined below); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments, and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. **Resignation**. Effective as of April 27, 2015 (the "Termination Date"), Executive hereby resigns from all positions (as an employee, officer, or otherwise) he holds or has ever held with Eagle International, the Company, or any of their respective direct or indirect subsidiaries or affiliates (collectively, the "Eagle Companies").

2. **Payments And Separation Benefits**.

(a) Final Pay. On the next regular payroll date following the Termination Date, Executive will receive a lump sum payment of all unpaid salary accrued through the Termination Date, and all accrued unused vacation pay, in each case minus applicable federal, state, and local tax withholdings in accordance with Executive's Form W-4 on file with the Company and/or Eagle International (the "Final Pay").

(b) Expense Reimbursement. Upon Executive's submission of adequate documentary evidence reasonably satisfactory to Eagle International, Executive shall receive reimbursement for all reasonable and necessary out-of pocket expenses properly incurred in the performance of his duties on behalf of Eagle International, subject to, and consistent with, Eagle International's policies for expense payment and reimbursement.

(c) Separation Benefits.

(i) Subject to the ADEA Release attached as Exhibit A (the "ADEA Release") becoming effective and binding on the ADEA Release Effective Date (as defined in Exhibit A), and in exchange for the promises, covenants, releases, and waivers set forth in this Agreement, Executive will be entitled to receive the following separation benefits.

(A) On or before December 31, 2015, Executive shall become vested in 40,000 restricted shares (the "Restricted Stock") of common stock of the Company previously granted to Executive pursuant to a Restricted Stock Award Agreement dated as of December 2, 2014, between the Company and Executive (the "Restricted Stock Agreement"), and in accordance with the Company's 2014 Equity Incentive Plan (the "Plan"); provided, however, that any portion of the award granted under the Restricted Stock Agreement that does not vest pursuant to the foregoing shall be canceled without consideration as of the Termination Date. In connection with the vesting of the Restricted Stock, the Company shall withhold the amount of applicable withholding taxes by reducing the number of shares to be delivered to Executive by the number of shares which, combined, have a fair market value equal to the amount of such withholding obligation.

(B) Any and all equity awards previously granted by the Company to Executive other than the Restricted Stock, including, without limitation, pursuant to those certain Option Award Agreements, dated as of December 2, 2014, between the Company and Executive shall be canceled without consideration as of the Termination Date.

(C) The benefits provided to Executive pursuant to this Section 2(c)(i) will not represent any admission or concession by the Company and/or Eagle International that such benefits are owed to Executive under any agreement or otherwise. Executive acknowledges and agrees that if the ADEA Release becomes effective and binding on the ADEA Release Effective Date in accordance with its terms, then (X) the Company's obligations under this Section 2(c)(i) will be in full force and effect, (Y) Eagle International's obligation under Section 2(c)(ii) shall be null and void and of no force or effect, and (Z) the remainder of the Agreement (other than Section 2(c)(ii)) shall remain fully binding, enforceable, and irrevocable.

(ii) In the event that the Parties execute this Agreement, but the ADEA Release does not become effective and binding on the ADEA Release Effective Date in accordance with its terms (either because (A) Executive fails to timely execute the ADEA Release within the ADEA Release Review Period (as defined in the ADEA Release) or (B) Executive timely executes the ADEA Release but then timely revokes the ADEA Release in accordance with its terms), then Executive acknowledges and agrees that (X) the Company's obligations under Section 2(c)(i)(A) shall be null and void, (Y) Eagle International instead shall pay Executive a lump sum amount equal to $25,000 (minus applicable federal, state and local tax withholdings in accordance with Executive's Form W-4 on file with the Company and/or Eagle International) within ten (10) days after the expiration of the ADEA Release Review Period; and (Z) the remainder of this Agreement (other than Section 2(c)(i)(A)) shall remain in full force and effect.

3. **Executive's General Release**.

(a) Executive hereby voluntarily, knowingly, and willingly releases and forever discharges each and all of the Eagle Companies; each and all of the Eagle Companies' respective predecessors, successors, assigns, and shareholders (collectively, with the Eagle Companies, the "Eagle Entities"); each and all of the Eagle Entities' respective past, present, and future equityholders, officers, directors, managers, partners, principals, members, employees, attorneys, agents, insurers, divisions, and representatives (collectively, with the Eagle Entities, the "Eagle

Parties"); and each and all of the Eagle Parties' respective past, current, and future heirs, executors, administrators, and all other persons and entities claiming by, through, or under any of the foregoing (collectively, with the Eagle Parties, the "Eagle Releasees"), from and against any and all charges, complaints, claims, promises, agreements, controversies, liabilities, or causes of action whatsoever (collectively, "Claims") that Executive or any of his past, present, or future successors, assigns, affiliates, attorneys, agents, insurers, representatives, heirs, executors, administrators, or any other persons or entities claiming by, through, or under any of the foregoing (collectively, with Executive, the "Executive Releasors") ever had, now have, or hereafter can, shall, or may have against any of the Eagle Releasees by reason of any matter, cause, or thing whatsoever arising on or prior to the effective date of this Agreement (and through the ADEA Release Effective Date if and only if the ADEA Release becomes effective and binding on the ADEA Release Effective Date in accordance with its terms), whether such Claims are known to the Executive Releasors or unknown to them, whether they are vested or contingent, whether they are suspected or unsuspected, and whether they are apparent, concealed, or hidden, arising from the beginning of the world through the effective date of this Agreement (and through the ADEA Release Effective Date if and only if the ADEA Release becomes effective and binding on the ADEA Release Effective Date in accordance with its terms) based on any matter or thing, including, without limitation, Executive's employment with, or termination from, Eagle International; his other service to, or any type and/or kind of other relationship whatsoever with, any of the Eagle Entities, or the termination of such service or relationship; including, without limitation, any Claims arising under federal, state, foreign, or local laws or ordinances pertaining to employment, including but not limited to (i) any and all Claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Vietnam Era Veterans Readjustment Act of 1974; the Immigration Reform and Control Act of 1986; the Labor Management Relations Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Equal Pay Act; the Rehabilitation Act of 1973; the Uniformed Services Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; the New York State WARN Act; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Act; the Internal Revenue Code of 1986; Article 15 of the Executive Law of the State of New York (Human Rights Law); the New York City Human Rights Law; the New York Labor Law; the New York Earned Sick Time Act; the New York Wage Theft Protection Act; and all applicable amendments to each of the foregoing acts and laws; (ii) any and all Claims under any other federal, state, foreign, or local labor laws, wage and hour laws, or employee relations and/or fair employment practices laws (except the Age Discrimination in Employment Act of 1967 ("ADEA") or the Older Workers Benefit Protection Act ("OWBPA"), which are addressed separately in the ADEA Release); (iii) any and all Claims under any public policy, including any whistleblower laws or protections; (iv) any and all tort or quasi-contractual Claims, including but not limited to any Claims for misrepresentation, defamation, tortious interference with contract, restitution, promissory estoppel, conversion, replevin, invasion of privacy, prima facie tort, defamation, libel, slander, or quantum meruit; (v) any and all Claims for compensation, wages, commissions, bonuses, royalties, stock options, deferred compensation, equity, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys' fees, or any tangible or intangible property of Executive's that remains with any of the Eagle Releasees; (v) any and all Claims for harassment, retaliation, or discrimination on the basis of sex, affectional

or sexual orientation, gender identity or expression, medical condition, including genetic predisposition or carrier status, atypical hereditary cellular or blood trait, genetic information, race, creed, color, national origin, ancestry, marital status, domestic partner status, familial status, religion, mental or physical disability, perceived disability, AIDS or HIV status, veteran status, or non-work activities; (vi) any and all Claims under any written or oral contract, or explicit or implied agreement, or any modification thereof, including but not limited to all Claims under the Plan, any restricted stock award or option award agreements, and any policies, agreements, understandings, or promises (except as otherwise explicitly provided herein); and (vii) any and all other Claims that could have been brought by any of the Executive Releasors under any law, equitable theory, public policy, or other source, except that Executive does not waive or release (A) any Claims to enforce the terms of this Agreement, (B) any rights Executive otherwise would have to indemnification (if any) under any applicable bylaw, insurance policy, or law, (C) any Claims under the ADEA or OWBPA (which are addressed separately in the ADEA Release), or (D) any Claims that cannot be released under applicable law (collectively, the "Executive Excepted Claims").

(b) Executive represents and warrants that as of the Effective Date (as defined below) no Executive Releasor has filed a lawsuit against any of the Eagle Releasees in any court. Executive also hereby (i) represents and warrants that no Executive Releasor will initiate or cause to be initiated on its behalf any court proceeding with respect to any Claims other than the Excepted Claims or will participate in any such proceeding, in each case, except as required by law and (ii) agrees to pay all costs (including actual attorneys' fees and expenses and court costs) incurred by any Eagle Releasee in the event that any Executive Releasor institutes any lawsuit against any Eagle Releasee in breach of this Section 3.

(c) Notwithstanding the above, and subject to the terms and conditions of the ADEA Release (after the ADEA Release Effective Date), nothing in this Section 3 shall prevent Executive from (i) filing a charge with the Equal Employment Opportunity Commission (the "EEOC") or any other government agency or participating in any EEOC or other agency investigation; provided that Executive may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys' or experts' fees, costs, and/or disbursements) as a consequence of either any charge filed with the EEOC or any litigation arising out of an EEOC charge (except, unless and until the ADEA Release Effective Date, any charge or litigation pursuing claims solely under the ADEA and/or OWBPA); or (ii) enforcing any of the Executive Excepted Claims or initiating any proceeding in connection with such Executive Excepted Claims.

(d) Executive acknowledges and agrees that this Section 3 is an essential and material provision of this Agreement and that the Company and Eagle International would not enter into this Agreement but for Executive's assent to this provision.

4. **Company's Release.**

(a) Effective as of the ADEA Release Effective Date, each of the Company and Eagle International hereby voluntarily, knowingly, and willingly releases and forever discharges each and all of Executive and his heirs, administrators, and executors (collectively, the "Executive Releasees") from and against any and all Claims that any of the Eagle Releasees (other than

stockholders of the Company and each and all of their respective past, current, and future heirs, executors, administrators, and all other persons and entities claiming by, through, or under any of the foregoing) (collectively, the "Eagle Releasors") ever had, now have, or hereafter can, shall, or may have against any of the Executive Releasees by reason of any matter, cause, or thing whatsoever arising prior to the ADEA Release Effective Date, whether such Claims are known to the Eagle Releasors or unknown to them, whether they are vested or contingent, whether they are suspected or unsuspected, and whether they are apparent, concealed, or hidden, arising from the beginning of the world through the ADEA Release Effective Date based on any matter or thing, including, without limitation, Executive's employment with, or termination from, Eagle International; his other service to, or any type and/or kind of other relationship whatsoever with, any of the Eagle Entities; or the termination of such service or relationship; including, without limitation, any Claims arising under federal, state, foreign, or local laws or ordinances pertaining to employment, including but not limited to (i) any and all Claims arising under any statute, regulation, or ordinance; (ii) any and all Claims under any public policy; (iii) any and all tort or quasi-contractual Claims, including but not limited to any Claims for misrepresentation, defamation, tortious interference with contract, restitution, promissory estoppel, conversion, replevin, invasion of privacy, prima facie tort, defamation, libel, slander, or quantum meruit; (iv) any and all Claims under any written or oral contract, or explicit or implied agreement, or any modification thereof, including but not limited to all Claims under the Plan, any restricted stock award or option award agreements, and any policies, agreements, understandings, or promises (except as otherwise explicitly provided herein); and (v) any and all other Claims that could have been brought by any of the Eagle Releasors under any law, equitable theory, public policy, or other source, except that the Company and Eagle International do not waive or release (A) any Claims to enforce the terms of this Agreement, or (B) any Claims that cannot be released under applicable law (collectively, the "Eagle Excepted Claims").

(b) Each of the Company and Eagle International represents and warrants that no Eagle Releasor has filed a lawsuit against the Executive Releasees in any court. Each of the Company and Eagle International hereby (i) represents and warrants that no Eagle Releasor will initiate or cause to be initiated on its or their behalf any court proceeding or arbitration with respect to any Claims other than the Eagle Excepted Claims or will participate in any such proceeding, in each case, except as required by law; (ii) waives any right any Eagle Releasor may have to any monetary relief arising out of any such action or any proceeding initiated by or conducted before the Equal Employment Opportunity Commission; and (iii) agrees to pay all costs (including actual attorneys' fees and expenses and court costs) incurred by any Executive Releasee in the event that any Eagle Releasor institutes any legal suit, action or proceeding against any Executive Releasee in breach of this Section 4.

(c) Notwithstanding the above, nothing in this Section 4 shall prevent the Eagle Releasors from enforcing any of the Eagle Excepted Claims or initiating any proceeding in connection with such Eagle Excepted Claims.

(d) Each of the Company and Eagle International acknowledges and agrees that this Section 4 is an essential and material provision of this Agreement and that the Executive would not enter into this Agreement but for their assent to this provision.

5. **Confidentiality**. Executive acknowledges that as an employee of the Eagle Companies, he was exposed to and had access to considerable Confidential Information (as defined below) of the Eagle Companies. Executive agrees that he will not share, divulge, utilize, or disclose any such Confidential Information, for any reason, on or following the Termination Date. For purposes of this Agreement, "Confidential Information" shall mean any and all of the following: (a) intellectual property and proprietary rights of any of the Eagle Entities, (b) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the terms of contracts and agreements with customers, contractors, and suppliers, (h) information about actual, contemplated, or potential transactions, (i) the needs and requirements of, and the Eagle Companies' course of dealing with, actual or prospective customers, contractors and suppliers, (j) personnel information, (k) customer and vendor credit information, and (l) any information received from third parties that is subject to obligations of non-disclosure or non-use. Notwithstanding the foregoing, nothing in this Agreement, any other agreement between Executive and any of the Eagle Companies, or any policy of the Eagle Companies shall be read to prevent Executive from (i) responding to a lawful subpoena or legal process (in compliance with Section 15 of this Agreement); (ii) sharing this Agreement or other information with Executive's attorney; (iii) revealing any information to appropriate governmental agencies or regulators, including but not limited to governing taxing authorities; (iv) sharing information about this Agreement with Executive's spouse, accountant, or financial advisor so long as Executive ensures that such parties maintain the strict confidentiality of this Agreement; or (v) apprising any future employer or other person or entity to which Executive provides services of Executive's continuing obligations to the Eagle Companies under this Agreement.

6. **Non-Solicitation**. During the period commencing on the Termination Date and terminating twelve (12) months thereafter, neither Executive nor any other person, partnership, corporation or other entity acting with Executive's assistance, encouragement, or support will directly or indirectly, (a) solicit or induce or attempt to solicit or induce any employee, agent, or consultant to terminate his or her relationship with any of the Eagle Entities, or (b) take any action to interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between any of the Eagle Entities, on the one hand, and any customer, supplier, lessor, lessee, broker, or employee, or any other person or entity that has a business relationship with any of the Eagle Entities, on the other hand.

7. **Mutual Non-Disparagement**.

(a) Except as otherwise provided herein, Executive agrees that on and after the Termination Date, neither Executive nor any of the other Executive Releasors will, whether in private or in public, whether directly or indirectly, make, publish, encourage, ratify, or authorize; or assist any other person or entity in making or publishing; any statements that in any way defame, criticize, malign, impugn, or disparage any of the Eagle Releasees. Executive also agrees that neither he nor any of the other Executive Releasors will publicly comment on or discuss any of the Eagle Releasees with any media source or outlet (whether negatively or

otherwise), including but not limited to any reporters, bloggers, websites (including, without limitation, on any social media), weblogs, newspapers, magazines, television stations or productions, radio stations, news organizations, news outlets, or publications, or in any movie, book, or theatrical production, nor will Executive publicize any material related to any of the Eagle Releasees.

(b) The Company agrees that following the Effective Date, none of the current members of the Company's Board of Directors (i.e., those who serve on the Board of Directors as of the Effective Date, including, for avoidance of doubt, those who also serve or have served as officers of Eagle International) will, whether in private or in public, whether directly or indirectly, make, publish, encourage, ratify, or authorize; or assist any other person or entity in making or publishing; any statements that in any way defame, criticize, malign, impugn, or disparage Executive. The Company also agrees that the current members of the Company's Board of Directors will not publicly comment on or discuss Executive, including but not limited to any reporters, bloggers, websites (including, without limitation, on any social media), weblogs, newspapers, magazines, television stations or productions, radio stations, news organizations, news outlets, or publications, or in any movie, book, or theatrical production, nor will such persons publicize any material related to Executive; provided that nothing in this Agreement (including this Section 7) shall prevent members of the Company's Board of Directors from communicating truthfully with regulators (including but not limited to via any regulatory filings) or to any court.

8. **Executive's Acknowledgment of Consideration**. Executive acknowledges and agrees that (a) other than the consideration set forth in Section 2 above, he has received all salary, benefits, bonuses, incentive payments, equity, options, vacation pay, sick pay, and other compensation, benefits, perquisites, or other things of value of any kind (collectively, "Compensation") due to him in connection with his employment with, service to, other relationship with, and/or separation from the Eagle Entities, (b) the consideration described in Section 2 is in full discharge of any and all liabilities and obligations that any of the Eagle Releasees have to Executive, monetarily or otherwise, and (c) except as expressly described in this Agreement, Executive will not receive any Compensation arising out of or related to his employment with, service to, and/or separation from any of the Eagle Entities.

9. **Executive's Representations**. Executive acknowledges that the Company has asked him to share any and all information he may possess regarding the Eagle Companies' compliance with all governing laws and regulations, including but not limited to their compliance with governing trade regulations, or any lack of compliance therewith. Executive represents and warrants that he has shared all of the information he knows regarding such issues, and that he is not aware of any instances of non-compliance other than what he has shared with the Chief Executive Officer of the Company.

10. **Assistance, Cooperation, Future Litigation**. Executive agrees that he will cooperate reasonably, without further compensation, with the Eagle Entities in connection with (a) any existing or future threatened or actual legal action or government investigation involving any of the Eagle Entities, whether regulatory, administrative, civil, or criminal in nature, in which and to the extent any Eagle Entity reasonably requests his cooperation, and (b) any business or factual issues regarding the Eagle Entities about which he has relevant information. Executive's

cooperation hereunder shall be subject to reasonable accommodations to his schedule and will not unduly interfere with his personal or business pursuits. Eagle International will reimburse Executive for his reasonable, pre-approved out of pocket travel-related expenses incurred in connection with such cooperation upon receipt of appropriate documentation of such expenses.

11. **No Admission of Liability**. Nothing herein will be deemed or construed to represent an admission by Executive, the Company, Eagle International, any of the Eagle Releasees or any of the Executive Releasors of any violation of law or other wrongdoing of any kind whatsoever.

12. **Third Party Beneficiaries**. The Eagle Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Eagle Releasees hereunder. Except and to the extent set forth in the previous sentence, this Agreement is not intended for the benefit of any person or entity other than the Parties, and no such other person or entity will be deemed to be a third-party beneficiary hereof.

13. **Notices**. All notices, consents, waivers, and other communications required or permitted by this Agreement must be in writing and will be deemed given to a Party when: (a) delivered to the appropriate address by overnight delivery via UPS or FedEx (as confirmed by such overnight carrier) or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, in each case to the following addresses, facsimile numbers, or e-mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, or e-mail address as a Party may hereafter designate by written notice to the other Parties):

If to the Company or Eagle International:

Eagle Bulk Shipping Inc.
Eagle Shipping International (USA) LLC
c/o Akin Gump Strauss Hauer & Feld, LLP
One Bryant Park
New York, NY 10036
Attention: Richard Rabin
Telephone: 212-872-1086
Email: rrabin@akingump.com
Facsimile: 212-872-1002

If to Executive:

Alexis P. Zoullas
c/o Ritz Clark & Ben-Asher LLP
59 Maiden Lane, 39th Floor
New York, NY 10005
Attention: Jonathan Ben-Asher
Telephone: 212-321-7075
Email: jben-asher@rcbalaw.com

14. **Governing Law**. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of New York. Disputes arising under this Agreement shall be resolved in a court of appropriate jurisdiction in New York, New York.

15. **Protection of Confidential Information**. Except as otherwise provided herein, Executive agrees that if he receives a subpoena, document request, information request, interrogatory, or any other legal process that will or may require Executive to disclose any Confidential Information, Executive will immediately notify the Company's Chief Executive Officer of such fact, in writing, and provide a copy of such subpoena, document request, information request, interrogatory, or other legal process, and shall thereafter cooperate with the Company in any lawful response to such subpoena, document request, information request, interrogatory, or legal process as the Company may request.

16. **Entire Agreement/Construction**. This Agreement (including the ADEA Release) constitutes the complete and entire agreement and understanding of the Parties with respect to the Executive's employment with, service to, other relationship with, and/or separation from the Eagle Entities, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto. The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party. For purposes of this Agreement, the connectives "and," "or," and "and/or" shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

17. **Return of Company Property**. Executive represents and warrants that he has returned all property of the Eagle Entities within his possession, accessibility or control, including (without limitation) all keys, credit cards (without further use thereof), Smartphones, cell phones, computers, PDA's and all other items belonging to the Company, and copies of all Confidential Information belonging to the Eagle Entities.

18. **Severability**. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, a reviewing court of appropriate jurisdiction shall have the authority to "blue pencil" or otherwise modify such provision so as to render it enforceable while maintaining the Parties' original intent (as reflected herein) to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.

19. **Counterparts**. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

20. **Effective Date**. Except as otherwise expressly provided herein, this Agreement will become binding, effective, enforceable, and irrevocable (except as provided in Section 2 hereof)

upon the date it is executed by all of the Parties hereto (the "Effective Date") and will remain effective regardless of whether the ADEA Release is executed and/or timely revoked. The ADEA Release will become effective, binding and irrevocable on the ADEA Release Effective Date.

21. **Successors and Assigns**. The Parties' obligations hereunder will be binding upon their successors and assigns. The Parties' rights will inure to the benefit of, and be enforceable by, any of the Parties' respective successors and assigns, and the rights of the Eagle Releasees will inure to the benefit of, and be enforceable by, any of the Eagle Releasees' respective successors and assigns. The Company or Eagle International may assign all rights and obligations of this Agreement to any successor in interest to the assets of such Party. In the event that the Company or Eagle International is dissolved, all obligations of the Company or Eagle International, as applicable, under this Agreement will be provided for in accordance with applicable law.

22. **Amendments and Waivers**. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an agreement in writing duly executed by Executive, on the one hand, and the Chief Executive Officer of the Company, on the other hand. The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way preclude such Party from requiring performance by such other Party of such provision at any time; shall not be deemed a waiver of any subsequent breach of such provision; and shall not be construed as a waiver of any of the other terms, conditions, or obligations of such other Party hereunder. No waiver by any Party of the breach of any provision hereof shall be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself or of any of the other terms, conditions, or obligations of this Agreement.

23. **Headings**. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and General Release effective as of the date it is executed by all of the Parties as set forth below.

EAGLE BULK SHIPPING INC.

By: Stanley H. Ryan
Name: STANLEY H. RYAN
Title: CEO

Date: 5-1-15

EAGLE SHIPPING INTERNATIONAL (USA) LLC

By: Stanley H. Ryan
Name: STANLEY H. RYAN
Title: CEO

Date: 5-1-15

EXECUTIVE

Alexis P. Zoullas

Date: 5/1/15

EXHIBIT A

ADEA Release

In exchange for the benefits and other consideration provided to Alexis P. Zoullas ("Executive") under the Separation Agreement and General Release among Eagle Bulk Shipping Inc. (the "Company"), Eagle Shipping International (USA) LLC ("Eagle International"), and Executive (the "Agreement"), to which this ADEA Release is an Exhibit, and as a precondition to Executive's receipt of the consideration set forth in Section 2(c)(i)(A) of the Agreement, Executive hereby agrees as follows. All capitalized terms utilized in this ADEA Release but not defined herein shall have the same meanings ascribed to them in the Agreement.

1. Executive hereby voluntarily, knowingly, and willingly releases and forever discharges each and all of the Eagle Companies; each and all of the Eagle Companies' respective predecessors, successors, assigns, and shareholders (collectively, with the Eagle Companies, the "Eagle Entities"); each and all of the Eagle Entities' respective past, present, and future equityholders, officers, directors, managers, partners, principals, members, employees, attorneys, agents, insurers, divisions, and representatives (collectively, with the Eagle Entities, the "Eagle Parties"); and each and all of the Eagle Parties' respective past, current, and future heirs, executors, administrators, and all other persons and entities claiming by, through, or under any of the foregoing) (collectively, with the Eagle Parties, the "Eagle Releasees"), from and against any and all charges, complaints, claims, promises, agreements, controversies, liabilities, or causes of action whatsoever (collectively, "Claims") that Executive or any of his past, present, or future successors, assigns, affiliates, attorneys, agents, insurers, representatives, heirs, executors, administrators, or any other persons or entities claiming by, through, or under any of the foregoing (collectively, with Executive, the "Executive Releasors") ever had, now have, or hereafter can, shall, or may have against any of the Eagle Releasees by reason of any matter, cause, or thing whatsoever arising prior to the ADEA Release Effective Date (as defined below), whether such Claims are known to the Executive Releasors or unknown to them, whether they are vested or contingent, whether they are suspected or unsuspected, and whether they are apparent, concealed, or hidden, arising from the beginning of the world through the ADEA Release Effective Date, based on any matter or thing, including, without limitation, Executive's employment with, or termination from, Eagle International; his membership on the Company Board or the termination of his position as a director; his other service to, or any type and/or kind of other relationship whatsoever with, any of the Eagle Entities, or the termination of such service or relationship, to the extent such Claims arise under the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. § 621 et seq., or the Older Workers Benefit Protection Act ("OWBPA"). Executive represents and warrants that no Executive Releasor has filed any Claim arising under the ADEA or the OWBPA against any of the Eagle Releasees before any local, state, federal, or foreign agency, court, or other body. Executive hereby (i) represents and warrants that no Executive Releasor will initiate or cause to be initiated on Executive's behalf any lawsuit with respect to any Claim arising under the ADEA or the OWBPA and (ii) agrees to pay all costs (including actual attorneys' fees and expenses and court costs) incurred by any Eagle Releasee in the event that any Executive Releasor institutes any lawsuit against any Eagle Releasee in breach of this ADEA Release. For the avoidance of doubt, nothing in this ADEA Release shall be read to prevent Executive from filing a charge with the

Equal Employment Opportunity Commission (the "EEOC") or any other government agency or participating in any EEOC or other agency investigation; provided that Executive may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys' or experts' fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge.

2. In accordance with the ADEA and the OWBPA, Executive understands that his release of Claims in this ADEA Release is subject to the following special procedures: Executive has twenty-one (21) days from the date of his receipt of this ADEA Release to consider the provisions of the Agreement and this ADEA Release and execute this ADEA Release (the "ADEA Release Review Period"). To the extent Executive executes this ADEA Release prior to the end of this ADEA Release Review Period, Executive hereby knowingly and voluntarily waives the remainder of this twenty-one (21) day period.

3. By signing below, Executive acknowledges and agrees that he (i) has carefully read and fully understands all of the provisions of this ADEA Release; (ii) knowingly and voluntarily agrees to all of the terms and conditions set forth in this ADEA Release; (iii) knowingly and voluntarily agrees to be legally bound by this ADEA Release; (iv) has been advised to consult with an attorney prior to executing this ADEA Release; (v) has full power to release the Claims under Section 1 of this ADEA Release; and (vi) has not assigned or otherwise transferred any such Claims to any other individual or entity.

4. If Executive executes this ADEA Release, he acknowledges that he will have seven (7) days from the date he executes this ADEA Release to revoke this ADEA Release by providing written notice of such revocation to the Company's outside counsel, Richard J. Rabin, by email (with "read" receipt), facsimile (with proof of successful transmission), or overnight delivery (via UPS or FedEx, with confirmation of delivery as confirmed by such carrier), at the following address: Richard J. Rabin, Akin Gump, Strauss, Hauer, & Feld LLP, One Bryant Park, New York, New York, 10036, (tel.) 212.872.1086, (fax) 212.872.1002, (email) rrabin@akingump.com. If Executive does not revoke this ADEA Release within seven (7) days of the date he timely executes it, this ADEA Release will become fully binding, effective, enforceable, and irrevocable on the eighth (8th) calendar day after the day Executive executes this ADEA Release (the "ADEA Release Effective Date").

5. For avoidance of doubt, should Executive fail to timely execute this ADEA Release as provided in Paragraph 2 of this ADEA Release, or should Executive timely revoke this ADEA Release after executing it, then (A) the Company's obligations under Section 2(c)(i)(A) of the Agreement shall be null and void and of no force or effect, (B) Executive shall instead receive the payment set forth in Section 2(c)(ii) of the Agreement, and (C) the remainder of the Agreement (other than Section 2(c)(i)(A) of the Agreement) shall remain fully binding, enforceable, and irrevocable. For further avoidance of doubt, should Executive timely execute this ADEA Release and not timely revoke it, (X) the Company's obligations under Section 2(c)(i)(A) of the Agreement will be in full force and effect, (Y) Eagle International's obligation under Section 2(c)(ii) shall be null and void and of no force or effect, and (Z) the remainder of the Agreement (other than Section 2(c)(ii) of the Agreement) shall remain fully binding, enforceable, and irrevocable.

6. This ADEA Release shall be part of the Agreement and, on and after the ADEA Release Effective Date, may be enforced in accordance with the terms of the Agreement. Executive understands that once the Agreement becomes effective, it will remain effective and irrevocable regardless of whether this ADEA Release is executed and/or timely revoked.

* * * * * *

Executive hereby confirms his understanding of this ADEA Release, and his agreement to its terms, by signing and dating it below:

[signature]

Alexis P. Zoullas

5/1/15

Date